Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2009, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K of Telkonet, Inc. for the year ended December 31, 2008.

/s/ RBSM LLP

New York, New York
September 14, 2009